AMENDMENT NO. 14

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of January 1, 2019, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Counselor Series Trust (Invesco Counselor Series Trust), a Delaware statutory trust, is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to change to the fee structure under the Agreement;

NOW, THEREFORE, the parties agree as follows;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

Portfolios	Effective Date of Agreement
Invesco American Franchise Fund	February 12, 2010
Invesco California Tax-Free Income Fund	February 12, 2010
Invesco Core Plus Bond Fund	June 2, 2009
Invesco Equally-Weighted S&P 500 Fund	February 12, 2010
Invesco Equity and Income Fund	February 12, 2010
Invesco Floating Rate Fund	July 1, 2006
Invesco Global Real Estate Income Fund	March 12, 2007
Invesco Low Volatility Equity Yield Fund	July 1, 2006
Invesco Growth and Income Fund	February 12, 2010
Invesco Pennsylvania Tax Free Income Fund	February 12, 2010
Invesco S&P 500 Index Fund	February 12, 2010
Invesco Short Duration High Yield Municipal Fund	September 30, 2015
Invesco Small Cap Discovery Fund	February 12, 2010
Invesco Strategic Real Return Fund	April 22, 2014

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*

The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month not to exceed 0.0140% through June 30, 2019.

**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.”

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter A. Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

(SEAL)

AIM COUNSELOR SERIES TRUST
(INVESCO COUNSELOR SERIES TRUST)

Attest:	/s/ Peter A. Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

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